Exhibit 3.1

THIRD CERTIFICATE OF AMENDMENT TO

THE RESTATED CERTIFICATE OF INCORPORATION OF

TREX COMPANY, INC.

Trex Company, Inc., a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: That Section A of Article IX of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

Section A. Classified Board and Election. The Board, other than those directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article VI hereof, shall be divided into three classes, as nearly equal in number as the then-authorized number of directors constituting the Board permits, with the term of office of one class expiring each year and with each director serving for a term ending at the third annual meeting of stockholders of the Corporation following the annual meeting at which such director was elected. One class of directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in the year 2000, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in the year of 2001, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in the year of 2002. At each succeeding annual meeting of the stockholders of the Corporation, in an uncontested election of directors, each director of the Corporation shall be elected by a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors; provided, however, in a contested election, the directors shall be elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election for directors. For purposes of this Section A of Article IX, (i) an “uncontested election” is an election in which the number of nominees for director is not greater than the number to be elected and (ii) a “contested election” is an election in which the number of nominees for director is greater than the number to be elected. Each elected director shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Members of each class shall hold office until their successors are elected and qualified.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In witness whereof, the Corporation has caused this Certificate to be signed by its duly authorized officer, this 1st day of May, 2019.

By: /s/ William R. Gupp

Name: William R. Gupp

Title: Senior Vice President, General Counsel and Secretary